Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

VIVOS, INC.

The undersigned, the Chief Executive Officer of Vivos, Inc., a Delaware corporation (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on March 27, 2019.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), there hereby is created out of the shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company, as authorized in Article IV of the Company’s Certificate of Incorporation, a series of Preferred Stock of the Company, to be named “Series C Convertible Preferred Stock,” consisting of Five Million (5,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred”). The maximum number of shares of Series C Preferred shall be Five Million (5,000,000) shares. The Series C Preferred shall rank pari passu in Liquidation with existing Series A Preferred and Series B Preferred, senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and senior to all other classes and series of equity securities of the Company which by their terms rank junior to the Series C Preferred (“Junior Stock”). The date of original issuance of the Series C Preferred is referred to herein as the “Issuance Date”.

2. Voting Rights.

(a) Each holder of Series C Preferred shall be entitled to vote on all matters, together with the holders of Common Stock, and shall have the equivalent of thirty-two (32) votes for every Conversion Share, as defined below, issuable upon conversion of such holder’s outstanding shares of Series C Preferred.

(b) The Common Stock into which the Series C Preferred is convertible shall, upon issuance, have the same voting rights as other issued and outstanding shares of Common Stock of the Company, and none of the rights of the Series C Preferred.

3. Liquidation, Dissolution; Winding-Up.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series C Preferred then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $1.00 per share (the “Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series C Preferred and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series C Preferred, then all of said assets will be distributed among the holders of the Series C Preferred and the other classes of stock on a parity with the Series C Preferred, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred. All payments for which this Section 3(a) provides shall be in cash, property (valued at its fair market value as determined reasonably and in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series C Preferred will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall, to the extent possible, be given by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series C Preferred at their respective addresses as the same shall appear on the books of the Company.

4. Conversion. At any time after the date that the Company shall have amended its Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder or effect a reverse stock split of the outstanding shares of Common Stock by a sufficient amount to permit the conversion of all Series C Preferred into shares of Common Stock (“Authorized Share Approval”) (such date, the “Initial Convertibility Date”), each share of Series C Preferred shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 4 (the “Conversion Rights”):

(a) Voluntary Conversion. A holder of shares of Series C Preferred may, at such holder's option at any time after the Initial Convertibility Date, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series C Preferred held by such person into Conversion Shares in an amount equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series C Preferred being converted ($1) divided by (ii) the Conversion Price (as defined in Section 4(c) below) then in effect as of the date of the delivery by such holder of its notice of election to convert (the “Conversion Shares”) In the event of a notice of redemption of any shares of Series C Preferred pursuant to Section 8 below, the Voluntary Conversion of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Voluntary Conversion option for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the Voluntary Conversion option provided by this Section 4(b) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series C Preferred notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Voluntary Conversion option and (ii) state the amount per share of Series C Preferred that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Conversion. The conversion of Series C Preferred pursuant to this Section 4 shall be conducted in the following manner:

(i) Mechanics of a Voluntary Conversion.

(1) Holder's Delivery Requirements. To convert shares Series C Preferred into Conversion Shares on any date (the “Voluntary Conversion Date”), the holder thereof shall transmit by e-mail (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Voluntary Conversion Notice”), to the Company. As soon as practicable following such Voluntary Conversion Date, the holder shall surrender to a common carrier for delivery to the Company the electronic shares of Series C Preferred or the original certificates representing the shares of Series C Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Voluntary Conversion Notice.

(2) Company's Response. Upon receipt by the Company of a copy of the fully executed Voluntary Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall within three (3) business days following the date of receipt by the Company of a copy of the fully executed Voluntary Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Voluntary Conversion Notice, registered in the name of the holder or its designee, for the number of Conversion Shares to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder's behalf via DWAC if (i) the Conversion Shares may be issued without restrictive legends and (ii) the Company and the Transfer Agent are participating in DTC through the DWAC system. If all of the conditions set forth in clauses (i) and (ii) above are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series C Preferred not converted.

(ii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of Conversion Shares to be issued upon conversion in accordance with this Section 4, the Company shall cause its Transfer Agent to promptly issue to the holder the number of Conversion Shares that is not disputed and shall submit the arithmetic calculations to the holder via e-mail as soon as possible, but in no event later than two (2) business days after receipt of such holder's Voluntary Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of Conversion Shares to be issued upon such conversion within two (2) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within two (2) business days submit via e-mail the disputed arithmetic calculation of the number of Conversion Shares to be issued upon such conversion to the Company's independent, outside accountant (the “Accountant”). The Company shall cause the Accountant to perform the calculations and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed calculations. The Accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such Accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(c)(ii).

(iii) Record Holder. The person or persons entitled to receive the Conversion Shares issuable upon a conversion of the Series C Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company's Failure to Timely Convert. If within five (5) business days of the Company's receipt of an executed copy of a Voluntary Conversion Notice (so long as the applicable Series C Preferred certificates, if any, and original Voluntary Conversion Notice are received by the Company on or before such third business day), the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series C Preferred or to issue a new Preferred Stock Certificate representing the number of shares of Series C Preferred to which such holder is entitled (a “Voluntary Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each business week after such fifth (5th) business day that such conversion is not timely effected (so long as the applicable Preferred Stock Certificates and original Voluntary Conversion Notice are received by the Company on or before such fifth business day) in an amount equal 0.5% of the product of (A) the sum of the number of Conversion Shares not issued to the holder on a timely basis pursuant to Section 4(c)(i) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 4(c)(i), the number of shares of Conversion Shares issuable upon conversion of the shares of Series C Preferred represented by such Series C Preferred certificate, as of the last possible date which the Company could have issued such Series C Preferred certificate to such holder without violating Section 4(c)(i) and (B) the Closing Bid and Ask Price (as defined below) of the Common Stock on the last possible date which the Company could have issued the Conversion Shares and such Series C Preferred certificate, as the case may be, to such holder without violating Section 4(c)(i). If the Company fails to pay the additional damages set forth in this Section 4(c)(iv) within seven (7) business days of the date incurred, then such payment shall bear interest at the rate of 1.0% per month (pro rated for partial months) until such payments are made.

(c) Conversion Price.

(i) The term “Conversion Price” shall mean $0.01 per share, subject to adjustment under Section 4(d) hereof.

(d) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 4(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no such adjustment shall be made if the holders of Series C Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series C Preferred shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series C Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 4(e)(iii) with respect to the rights of the holders of the Series C Preferred; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series C Preferred at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 4(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred shall have the right thereafter to convert such share of Series C Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series C Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 4(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 4(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred shall have the right thereafter to convert such share of Series C Preferred into the kind and amount of shares of stock and other securities or property which such holder would have had the right to receive had such holder converted its shares of Series C Preferred immediately prior to the consummation of such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(e)(v) with respect to the rights of the holders of the Series C Preferred after the Organic Change to the end that the provisions of this Section 4(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series C Preferred) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock. In case any shares of Common Stock or any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series C Preferred, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series C Preferred, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series C Preferred immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series C Preferred. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 4(e)(vi) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(vii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(1) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred against impairment. In the event a holder shall elect to convert any shares of Series C Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series C Preferred shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series C Preferred such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment. If the Company is the prevailing party in any legal action or other legal proceeding relating to the Conversion Rights of the holders of the Series C Preferred, then the Company shall be entitled to recover from the holders of Series C Preferred reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the Company may be entitled).

(b) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series C Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series C Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(c) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series C Preferred at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series C Preferred at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid and Ask Prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date.

(f) Reservation of Common Stock. At such time as the Company has obtained the Authorized Share Approval, the Company shall, so long as any shares of Series C Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred, such number of shares of Common Stock sufficient to effect the conversion of all of the Series C Preferred then outstanding.

(g) Retirement of Series C Preferred. Conversion of Series C Preferred shall be deemed to have been completed on the applicable Voluntary Conversion Date or date of an Automatic Conversion in accordance with Section 4(a). Upon conversion of only a portion of the number of shares of Series C Preferred represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series C Preferred representing the unconverted portion of the certificate so surrendered.

(h) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series C Preferred require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

5. Beneficial Ownership. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time, other than in a bona fide Change of Control (as defined below) transaction, may a holder of shares of Series C Preferred convert shares of the Series C Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time, the number of shares of Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred providing the Company with sixty-one (61) days’ notice (a “Waiver Notice”) that such holder would like to waive Section 5 of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred, this Section 5 shall be of no force or effect with regard to those shares of Series C Preferred referenced in the Waiver Notice provided.

6. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert. If the Company has not received the Authorized Share Approval within six months following the Issuance Date, upon the Company's receipt of a Voluntary Conversion Notice the Company cannot issue shares of Common Stock issuable pursuant to such Voluntary Conversion Notice because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred pursuant to a Voluntary Conversion Notice, then the Company shall issue as many Conversion Shares as it is able to issue in accordance with such holder's Voluntary Conversion Notice and pursuant to Section 4(c)(i) above and, with respect to the unconverted Series C Preferred, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) void its Voluntary Conversion Notice and retain or have returned, as the case may be, the shares of Series C Preferred that were to be converted pursuant to such holder's Voluntary Conversion Notice (provided that a holder's voiding its Voluntary Conversion Notice shall not impact the Company's obligations to make any payments which have accrued prior to the date of such notice).

(b) Mechanics of Fulfilling Holder's Election. The Company shall promptly send via e-mail or otherwise to a holder of Series C Preferred, upon receipt of an e-mail or otherwise copy of a Voluntary Conversion Notice from such holder which cannot be fully satisfied as described in Section 6(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and (ii) the number of Series C Preferred which cannot be converted. Such holder shall notify the Company of its election above by delivering written notice via e-mail to the Company (“Notice in Response to Inability to Convert”).

7. Pro-Rata Conversion and Redemption. In the event the Company receives a Voluntary Conversion Notice from more than one holder of Series C Preferred on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred pursuant to this Section 7, the Company shall convert and redeem from each holder of Series C Preferred electing to have Series C Preferred converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series C Preferred held by such holder relative to the number shares of Series C Preferred outstanding) of all shares of Series C Preferred being converted and redeemed at such time.

8. Redemption.

(a) Redemption Option Upon Change of Control. In addition to any other rights of the Company or the holders of Series C Preferred contained herein, simultaneous with the occurrence of a Change of Control (as defined below), the Company, at its option, shall have the right to redeem all or a portion of the outstanding Series C Preferred in cash at a price per share of Series C Preferred equal to 100% of the Liquidation Preference amount thereof (the “Change of Control Redemption Price”). Notwithstanding the foregoing to the contrary, the Company may effect a redemption pursuant to this Section 8(a) only if the Company is in material compliance with the terms and conditions of this Certificate of Designations.

(b) “Change of Control”. A “Change of Control” shall be deemed to have occurred at such time as a third party not affiliated with the Company or any holders of the Series C Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company.

(c) Mechanics of Redemption Option Upon Change of Control. At any time within ten (10) days p

(d) rior to a Change of Control transaction, the Company may redeem, effective immediately prior to the consummation of such Change of Control, all of the holder's Series C Preferred then outstanding by delivering written notice thereof via e-mail and overnight courier (“Notice of Redemption at Option of Company Upon Change of Control”) to each holder of Series C Preferred, which Notice of Redemption at Option of Company Upon Change of Control shall indicate (i) the number of shares of Series C Preferred that the Company is electing to redeem and (ii) the Change of Control Redemption Price, as calculated pursuant to Section 8(a) above. The Change of Control Redemption Price shall be paid in cash in accordance with Section 8(a) of this Certificate of Designations. On or prior to the Change of Control, the holders of Series C Preferred shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Notice of Redemption at Option of Company Upon Change of Control. The Company shall deliver the Change of Control Redemption Price immediately prior to or simultaneously with the consummation of the Change of Control; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company (or an indemnification undertaking with respect to such Preferred Stock Certificates in the event of their loss, theft or destruction). From and after the Change of Control transaction, unless there shall have been a default in payment of the Change of Control Redemption Price, all rights of the holders of Series C Preferred as a holder of such Series C Preferred (except the right to receive the Change of Control Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to any redeemed shares of Series C Preferred, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Notwithstanding the foregoing to the contrary, nothing contained herein shall limit a holder’s ability to convert its shares of Series C Preferred following the receipt of the Notice of Redemption at Option of Company Upon Change of Control and prior to the consummation of the Change of Control transaction.

(e) Company's Redemption Option. Any time after the six-month period following the Issuance Date, the Company may redeem all or a portion of the Series C Preferred outstanding upon thirty (30) calendar days prior written notice (the “Company's Redemption Notice”) in cash at a price per share of Series C Preferred equal to 100% of the Liquidation Preference amount thereof (the “Company’s Redemption Price”); provided, that if a holder has delivered a Voluntary Conversion Notice to the Company for all or a portion of the shares of Series C Preferred, such shares of Series C Preferred designated to be redeemed may be converted by such holder.

(f) Mechanics of Company’s Redemption Option. The Company's Redemption Notice shall state the date of redemption which date shall be thirty (30) calendar days after the Company has delivered the Company's Redemption Notice (the “Company's Redemption Date”), the Company's Redemption Price and the number of shares to be redeemed by the Company. The Company shall deliver the Company's Redemption Price to the holder(s) within five (5) business days after the Company has delivered the Company's Redemption Notice, provided, that if the holder(s) delivers a Conversion Notice before the Company's Redemption Date, then the portion of the Company's Redemption Price which would be paid to redeem the shares of Series C Preferred covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to the holder(s). On the Redemption Date, the Company shall pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis, provided, however, that upon receipt by the Company of the Preferred Stock Certificates to be redeemed pursuant to this Section 8(e), the Company shall, on the next business day following the date of receipt by the Company of such Preferred Stock Certificates, pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis. Notwithstanding the foregoing to the contrary, the Company may effect a redemption pursuant to this Section 8(e) only if (A) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), (B) the Company is in material compliance with the terms and conditions of this Certificate of Designations, and (C) the Company is not in possession of any material non-public information. Nothing contained herein shall limit a holder’s ability to convert its shares of Series C Preferred following the receipt of the Company’s Redemption Notice and prior to the Company's Redemption Date.

9. No Preemptive Rights. No holder of the Series C Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

10. Amendments. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of a majority of the then outstanding shares of Series C Preferred shall be required for any change, amendment or otherwise to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal, or otherwise adversely affect, any of the powers, designations, preferences and rights of the Series C Preferred.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company (in form and substance satisfactory to the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred into Common Stock.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the holders of the Series C Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or the Series C Preferred holders' reasonable perception of a threatened breach by the Company of the provisions of this Certificate of Designations, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series C Preferred and shall not be construed against any person as the drafter hereof.

14.    Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22nd day of March 2019.

By: /s/ Mike Korenko Chief Executive Officer

VIVOS, INC.
     SERIES C CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (“Series C Preferred”) (“Certificate of Designations”) of Vivos Inc. (the “Company”) In accordance with and pursuant to the Certificate of Designations, the undersigned holder (the “Holder”) hereby elects to convert the number of shares of Series C Preferred, par value $0.001 per share (the “Preferred Shares”), of Vivos Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by submitting this Notice of Conversion to the Company as of the date specified below.

Date of Conversion Notice: __________
Series C Preferred owned by the Holder in book entry with Vivos Inc. prior to this Conversion Notice: __________

Series C Preferred Shares to be converted: ________

Series C Preferred Shares owned by the Holder Inc. in book entry with Vivos Inc. after this Conversion Notice: __________

Shares of Common Stock to be issued upon conversion of Series C Preferred: ___________
  (on the initial issuance date of the Series C, each share of Series C converts into 100 common shares)

Shares of Common Stock beneficially owned or deemed
beneficially owned by the Holder on the Date of Conversion: ______________

Please instruct the Transfer Agent to issue the Common Stock into which the Series C Preferred Shares are being converted in the following name and to the following address:

Physical Delivery:
Issue to:

Electronic Delivery: (Subject to Transfer Agent conditions for Electronic Delivery)
Name of bank/broker due to receive the underlying Common Stock:

Bank/broker's four digit “DTC” participant number
(obtained from the receiving bank/broker): __________
Holder’s Account Number: __________
Holder’s Signature:

By: _________________

Title: ________________

Dated